Exhibit (a)(1)(C)

ENTEROMEDICS INC.

OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

NOTICE OF WITHDRAWAL

EnteroMedics Inc. (“EnteroMedics,” “we,” “us” or “our”) is offering our employees (including executive officers) the opportunity to exchange certain outstanding options to purchase shares of EnteroMedics common stock that were previously granted under our Amended and Restated 2003 Stock Incentive Plan, (the “2003 Plan”), and have an exercise price per share greater than $10.00 (which is currently greater than the highest per share closing price of our common stock for the eleven month period immediately preceding the Expiration Date of the Exchange Offer) (“Eligible Options”). The procedures for withdrawing your previously delivered election to tender your Eligible Options are summarized in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated May 27, 2016 (the “Exchange Offer”) and in this Notice of Withdrawal. Capitalized terms used herein and not defined have the meanings given in the Exchange Offer.

To withdraw your election to tender your Eligible Options in the Exchange Offer, please follow the instructions below.

Full Legal Name:

☐ I hereby withdraw my previous election to tender my Eligible Options in accordance with the terms and conditions of the Exchange Offer.

INSTRUCTIONS:

1. To withdraw your previous election to tender your Eligible Options in the Exchange Offer, check the box above, manually sign this form and submit it in accordance with these instructions.

2. Your properly completed, manually signed and dated Notice of Withdrawal must be sent to us either by email to Ann McGrath (amcgrath@enteromedics.com) or by registered mail or courier to EnteroMedics Inc., Attn: Ann McGrath, 2800 Patton Road, St. Paul, Minnesota 55113 and received on or before 6:00 p.m. Central Time on June 27, 2016, unless the Exchange Offer is extended, in accordance with the terms and conditions of the Exchange Offer. You should make a copy of your Notice of Withdrawal and retain it for your records along with evidence of the date and time you emailed, mailed or shipped the Notice of Withdrawal to us.

Delivery of your Notice of Withdrawal other than via email, registered mail or courier to the address(es) specified above, will not constitute valid delivery.

3. EnteroMedics will not accept any Notice of Withdrawal that is not received prior to the Expiration Date of the Exchange Offer. If your Notice of Withdrawal is not received on or before to the Expiration Date of the Exchange Offer, the Eligible Options you tendered for exchange on your last submitted Election to Participate will be canceled and exchanged for New Options in accordance with the terms and conditions of the Exchange Offer.

4. EnteroMedics intends to confirm the receipt of your Notice of Withdrawal by email within five business days. If you have not received an email confirmation, we recommend that you confirm that we have received your Notice of Withdrawal. If you need to confirm receipt after five business days have elapsed, you may email Ann McGrath (amcgrath@enteromedics.com).

5. If you change your mind and wish to elect to participate in the Exchange Offer again, your new properly completed, manually signed and dated Election to Participate must be sent to us as described in Instruction 2 above and received on or before the Expiration Date of the Exchange Offer.

AGREEMENT TO TERMS OF NOTICE OF WITHDRAWAL

I hereby acknowledge and agree to all of the following for the benefit of EnteroMedics:

1. I received a copy of the Offer to Exchange Certain Outstanding Stock Options for New Options, dated May 27, 2016 and have read and understand all of the terms and conditions of the Exchange Offer.

2. I previously completed and returned an Election to Participate in which I tendered my Eligible Options to you in exchange for New Options. I understand that by completing and returning this Notice of Withdrawal, I am revoking my Election to Participate with respect to the Eligible Options I previously tendered in the Exchange Offer and that none of my previously tendered Eligible Options will be cancelled and exchanged for New Options in the Exchange Offer.

3. I understand that in order to withdraw my previously tendered options, this Notice of Withdrawal must be received by EnteroMedics (as specified in Instruction 2 above) on or before 6:00 p.m. Central Time on June 27, 2016, unless the Exchange Offer is extended, in accordance with the terms and conditions of the Exchange Offer. I understand that if it is not received prior to the Expiration Date of the Exchange Offer, EnteroMedics will cancel and exchange my Eligible Options in accordance with the elections on my last submitted Election to Participate.

4. I hereby withdraw my previous election to tender my Eligible Options in the Exchange Offer.

Date:

Signature of Optionee (or Authorized Signatory):

Optionee’s Name, please print in full:

Optionee’s EnteroMedics telephone #: ( ) –

Optionee’s EnteroMedics email address: